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Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Crosstex Energy, L.P. on Form S-8 of our report dated June 30, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph emphasizing that the statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenues and direct operating expenses of the assets, as defined in the purchase and sale agreement between Duke Energy Field Services, L.P. and Crosstex Energy, L.P. dated April 29, 2003 (the "Agreement")), relating to the Statement of Revenues and Direct Operating Expenses of the assets, as defined in the Agreement, for the year ended December 31, 2002 appearing in the Current Report on Form 8-K of Crosstex Energy, L.P. dated July 11, 2003.

/s/ Deloitte and Touche

Denver, Colorado
July 11, 2003

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  Exhibit 23.3